EXHIBIT 99.2
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                               EPICEPT CORPORATION
                           ANNUAL SHAREHOLDER MEETING
                                     REMARKS
                                   JACK TALLEY
                                PRESIDENT AND CEO


Good morning and thank you all for joining us today at EpiCept Corporation's Annual Shareholder Meeting.

Since we gathered for our 2006 annual meeting last May, many important developments have taken place that have validated and propelled forward our core business strategy of advancing two distinct and valuable programs in oncology and pain management.

As a result of these developments, EpiCept stands today as a more dynamic, balanced company with a highly diversified portfolio of valuable product candidates. These candidates include a oncology compound undergoing regulatory review in Europe; a neuropathic pain medication entering a Phase III clinical trial this year and currently being studied in two other trials intended to broaden its market potential; an oncology compound that has entered Phase II trials for brain cancer and solid tumors; and an apoptosis inducer for solid vascularized tumors that has entered Phase I trials.

The important achievements made over the last year have positioned us well to continue the evolution of EpiCept and to execute on the key value - building


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milestones that lie before us over the next 12 months. I would like to touch upon several of these milestones with you today.

Beginning with our oncology program, we are continuing to make important progress with Ceplene, our lead oncology product candidate for the maintenance of remission of AML. The application review for Ceplene by the EMEA is continuing at its expected pace and we are now in the process of preparing responses to the "Day 120" list of questions from the EMEA. We met earlier this week with the EMEA, the raporteur and co-raporteur to review the status of the application and to clarify how to best formulate our responses to the questions raised in the review process. This meeting was very helpful in advancing the prospects for approval for Ceplene in Europe. Additionally the agency has been conducting GCP audits of two of our investigators to be assured about the proper conduct of the pivotal study upon which this application is based. I am pleased to report that these audits are proceeding smoothly. The agency clearly understands that Ceplene represents an unprecedented accomplishment in the treatment of acute myeloid leukemia. The state of medicine today for this disease is that once induction and consolidation is achieved, patients can only hope and pray that their leukemia does not return or relapse. Sadly, for half of these patients relapse happens within a year and this is usually a death sentence. With Ceplene and low dose interleukin-2 patients have improved prospects, they even have hope for a cure. This is because Ceplene improves disease free survival for patients in their first remission by a mean of 23 weeks. More importantly, at three years post therapy 40% of Ceplene treated patients are leukemia free whereas just 26% of untreated patients are leukemia free or alive at three years. It is for these 40% patients that are leukemia free at three years that we can offer the hope of a cure. I promise we will


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continue to dedicate all of our energies to gain approval for this important new medicine.

Assuming the application continues to follow the anticipated EU regulatory timeline, we expect to file our responses to the Day 120 list of questions in September of this year, later we anticipate the Day 181 oral explanation to take place either in the fourth quarter of this year or in the first quarter of 2008, after which the CHMP's recommendation as to the approvability of the compound will be forwarded to the European Commission for a final decision.

The work we are doing to advance Ceplene has tremendous implications for the future of treatment for AML patients. Our analysis of the quality of life measurements from Ceplene's pivotal trial demonstrated that both treatment groups, namely the combined active group and the no therapy group, experienced a statistically equivalent quality of life. This is a compelling indication of the safety and tolerability of Ceplene. From a commercialization perspective, we project Ceplene to be an approximate $200 million dollar drug annually in Europe for AML alone.

As our work continues with Ceplene, we will also be focused on capitalizing on the promise of our earlier-stage cancer programs, which is driven by our proprietary anti-cancer screening apoptosis program, or ASAP. There are two compounds currently advancing through clinical trials which demonstrate the potential of this ASAP technology. Both of these compounds are VDAs or vascular disruption agents. VDAs have recently gained increased notoriety from big pharma


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due to their potential to offer an important new treatment paradigm for cancer.
We too believe in VDAs and it is important to note that to our knowledge EpiCept is the only company in the world with two VDAs in the clinic.

The first is Azixa, which is licensed to our partner Myriad Genetics as part of an exclusive worldwide development and commercialization agreement. Last month, Myriad presented findings at the American Association of Cancer Research characterizing a dual-mode of action of Azixa, which points to its potential to act as a VDA, in addition to its previously demonstrated apoptosis-inducing abilities. Myriad has announced that Azixa is currently being evaluated in two human Phase II clinical trials, the first in primary glioblastoma and the other in brain metastases due to melanoma.

We believe Azixa will be an important clinical opportunity for us, as our agreement with Myriad includes milestone payments, sublicensing income, as well as future royalties in the event Myriad's development of Azixa continues to progress successfully. Myriad has announced that an NDA for Azixa could be filed as early as 2008 for this important new therapy. We expect to be able to provide further updates on Myriad's advancement of Phase II oncology trials for Azixa later this year.

The second ASAP-generated compound in clinical development is EPC2407, our novel small molecule, vascular disruption agent and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas. A Phase I trial for EPC2407 is ongoing and the third cohort of patients with advanced cancer in the trial is currently receiving the drug. To date, EPC2407 is following the


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expected pharmacokinetic and safety profile. We expect to initiate a second
Phase I trial as a combination therapy in the second half of this year in patients with well-vascularized solid tumors. We intend to achieve a vascularized solid tumor target for the compound's Phase II trials within the next 12 to 18 months.

As we advance these high potential cancer candidates we are continuing to move forward with our valuable pain management programs.

Last month, we announced the initiation of two Phase IIb trials for EpiCept NP-1, our topical prescription analgesic for the long-term relief from the pain of peripheral neuropathies.

The first of the two trials for NP-1 is a 200-patient, placebo-controlled study of four weeks duration in patient with Diabetic Peripheral Neuropathy, or DPN, which is the most common cause of neuropathic pain. We saw initial evidence of the activity of NP-1 in a smaller Phase II study and are looking to confirm and expand upon this efficacy signal with this current trial. We expect to report top-line results in the fourth quarter of this year. The market for treatments for DPN is a highly attractive one. Pfizer's Lyrica and Lilly's Cymbalta are the only approved drugs for this indication and each is currently a billion dollar drug.

The second ongoing trial for NP-1 is a four week, 500-patient placebo- and active-controlled trial in peripheral herpetic neuropathy, or PHN. This study is designed to compare the efficacy and safety of NP-1 against the market leader, Neurontin, or Gabapentin, for this use. While a strong efficacy signal for NP-1


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in PHN was demonstrated in an earlier placebo-controlled trial, the ability to demonstrate superiority in terms of either safety or efficacy in this trial will be an important achievement for EpiCept and the field of neuropathic pain treatment. These results are expected in the first quarter of 2008.

We are also continuing to conduct research into a reformulation of LidoPAIN SP, our sterile analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound. This work is designed to help improve the onset of action of this product candidate, increase its potency and improve the probability of a successful outcome in future clinical trials. We believe LidoPAIN SP is an attractive commercial opportunity for the company and are continuing to pursue its advancement. We hope to be able to be in a position to commence our next clinical trial for LidoPAIN SP in early 2008.

We are proud of the depth and diversification we have been able to establish for our product pipeline. The successful commercialization of any one of these candidates will generate significant financial returns for the company and its shareholders and we believe we possess the expertise and commitment needed to bring their promise to reality.

To that end, our focus over the next year will be in the steadfast pursuit of our key clinical milestones. Namely, to advance Ceplene towards European approval in AML; report on the outcome of the EPC2407 single agent oncology trial; initiate the EPC2407 Phase Ib combination therapy trial, report on Myriad's advancement of Phase II oncology trials for Azixa, report findings from


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the Phase IIb trials for EpiCept NP-1 and initiate NP-1's pivotal scale trial.

We see many exciting opportunities before us this year. As was the case in 2006, the talents and dedication of our professionals will be the driving force in bringing these opportunities to reality.

Thank you for your participation here today. We look forward to sharing our progress on each of these initiatives with you in the coming months. At this time both Bob Savage and myself would be delighted to take any questions you may have.

With that, I would like to now open up the floor for questions.



















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